As filed with the Securities and Exchange Commission on February 8, 2022
Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

COMMERCE BANCSHARES, INC.
(Exact name of registrant as specified in its charter)

Missouri	43-0889454
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

1000 Walnut Kansas City, Missouri	64106
(Address of Principal Executive Offices)	(Zip Code)

Commerce Bancshares, Inc. Stock Purchase Plan for Non-Employee Directors
(Full title of the plan)

Paul A. Steiner
Controller
1000 Walnut
Kansas City, Missouri 64106
(Name and address of agent for service)

(816) 234-2000
(Telephone number, including area code, of agent for service)

Copies to:

Thomas J. Noack, Esq. Commerce Bancshares, Inc. 1000 Walnut Kansas City, Missouri 64106 (816) 234-2000	Rebecca C. Taylor, Esq. Husch Blackwell LLP 736 Georgia Ave., Suite 300 Chattanooga, Tennessee 37402 (423) 266-5500

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☒	Accelerated filer ☐
Non-accelerated filer ☐	Smaller reporting company ☐
Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

EXPLANATORY NOTE

Incorporation by Reference.  This Registration Statement is filed pursuant to General Instruction E to Form S-8.  The contents of the Registration Statements on Form S-8 (File No. 333-188374) are incorporated herein by reference and made a part hereof.

Registration of Additional Shares of Common Stock Under the Plans.  This Registration Statement on Form S-8 is filed by the Commerce Bancshares, Inc., a Missouri corporation (the “Company” or “Registrant”), to register an additional 150,000 shares of Common Stock, par value $5.00 per share, of the Company.  These additional registered shares of Common Stock may be awarded under the Director Plan pursuant to amendments of such plan authorized by the Board of Directors of the Company on December 21, 2021.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 3.	INCORPORATION OF DOCUMENTS BY REFERENCE.

The Company incorporates by reference in this Registration Statement the following:

(i)	the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2020 filed with the Securities and Exchange Commission on February 24, 2021;

(ii)
the Company’s Quarterly Reports on Form 10-Q for the fiscal quarter ended March 31, 2021 filed with the Securities and Exchange Commission on May 6, 2021, for the fiscal quarter ended June 30, 2021 filed with the Securities and Exchange Commission on August 5, 2021 and for the fiscal quarter ended September 30, 2021 filed with the Securities and Exchange Commission on November 5, 2021;

(iii)	The registrant’s Current Reports on Form 8-K filed with the SEC on February 8, 2021 and April 27, 2021.

(iv)
the description of the Company’s common stock, $5.00 par value per share, contained in the Company’s Registration Statement filed pursuant to Section 12 of the Exchange Act and any amendments or reports filed for the purpose of updating that description.

All documents filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act subsequent to the date of the filing hereof and prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents.

ITEM 6.	INDEMNIFICATION OF DIRECTORS AND OFFICERS.

Section 351.355.1 of the Missouri General Business and Corporation Law (the “MGBCL”) provides, in general, that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit, or proceeding, whether civil, criminal, administrative or investigative, other than an action by or in the right of the corporation, by reason of the fact that he or she is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses, including attorneys’ fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit, or proceeding if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful. The termination of any action, suit, or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which he or she reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that his or her conduct was unlawful.

Section 351.355.2 of the MGBCL provides, in general, that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he or she is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses, including attorneys’ fees, and amounts paid in settlement actually and reasonably incurred by him in connection with the defense or settlement of the action or suit if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation; except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable for negligence or misconduct in the performance of his or her duty to the corporation unless and only to the extent that the court in which the action or suit was brought determines upon application that, despite the adjudication of liability and in view of all the circumstances of the case, the person is fairly and reasonably entitled to indemnity for such expenses which the court shall deem proper.

Section 351.355.8 of the MGBCL provides, in general, that a corporation may purchase and maintain insurance or another arrangement on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against him or her and incurred by him or her in any such capacity, or arising out of his or her status as such, whether or not the corporation would have the power to indemnify him against such liability under the provisions of the law.

Section 351.355.6 of the MGBCL also permits any person who is or was a director, officer, employee or agent, or to any person who is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, to seek indemnification under any applicable bylaw, agreement, vote of shareholders or otherwise.

There is also in effect a bylaw provision entitling officers and directors to be indemnified by the Company from and against any and all of the expenses, liabilities or other matters covered by said provision.

ITEM 8.	EXHIBITS.

Exhibit No.	Description

5.1*	Opinion of Husch Blackwell LLP, regarding the legality of the securities to be offered hereby.

23.1*	Consent of Independent Registered Public Accounting Firm.

23.2*	Consent of Husch Blackwell LLP (included in Exhibit 5.1).

24.1*	Power of Attorney (included in signature page of Registration Statement).

99.1*	Commerce Bancshares, Inc. Stock Purchase Plan for Non-Employee Directors amended and restated as of December 21, 2021.

107*	Filing Fee Table.

*	Filed herewith.

SIGNATURES

Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Kansas City, State of Missouri, on the 7th day of February, 2022.

Commerce Bancshares, Inc.

By:	/s/ Thomas J. Noack
Thomas J. Noack
Senior Vice President & Secretary

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Thomas J. Noack and [Paul A. Steiner] or any of them, severally, as his or her attorney-in-fact and agent, with full power of substitution and resubstitution, for him or her and in his or her name, place, and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement, and to file the same with all exhibits hereto, and all other documents in connection herewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent, and any of them, full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their or his or her substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this registration statement has been signed by the following persons in the capacities indicated on the 7th day of February, 2022.

Signature	Title

/s/ John W. Kemper	President,
John W. Kemper	Chief Executive Officer and Director (Principal Executive Officer)
/s/ Charles G. Kim
Charles G. Kim	Chief Financial Officer (Principal Financial Officer)
/s/ Paul A. Steiner
Paul A. Steiner	Controller (Principal Accounting Officer)
/s/ David W. Kemper
David W. Kemper	Director

/s/ Terry D. Bassham
Terry Bassham	Director

/s/ John R. Capps
John R. Capps	Director

/s/ Earl H. Devanny, III
Earl H. Devanny, III	Director

/s/ W. Thomas Grant, II
W. Thomas Grant, II	Director

/s/ Karen L. Daniel
Karen L. Daniel	Director

Signature	Title

/s/ Jonathan M. Kemper
Jonathan M. Kemper	Director

/s/ Benjamin F. Rassieur, III
Benjamin F. Rassieur, III	Director

/s/ Todd R. Schnuck
Todd R. Schnuck	Director

/s/ Andrew C. Taylor
Andrew C. Taylor	Director

/s/ Kimberly G. Walker
Kimberly G. Walker	Director